The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy our common stock in any jurisdiction where the offer or sale is not permitted.
 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-283149
Subject to completion, dated November 12, 2024
Prospectus supplement
(To prospectus dated November 12, 2024)
5,000,000 Shares
Common Stock
We are offering 5,000,000 shares of our common stock, par value $0.0001 per share (“common stock”).
Our common stock is listed for trading on The Nasdaq Stock Market LLC under the symbol “GDYN.” On November 11, 2024, the last reported sale price of our common stock was $19.61 per share.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-13 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Grid Dynamics	$	$

(1)
See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 750,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $      , and the total proceeds to us, before expenses, will be $      .
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the shares of common stock is expected to be made on or about        , 2024.
Joint book-running managers
J.P. Morgan William Blair TD Cowen
Co-manager
Needham & Company
                 , 2024

ABOUT THIS PROSPECTUS SUPPLEMENT
We provide information to you about this offering in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus; and (2) the accompanying prospectus covering the sale of shares of common stock by Grid Dynamics. The accompanying prospectus provides general information, some of which may not apply to this offering. The accompanying prospectus is part of an automatic shelf registration statement on Form S-3 (File No. 333-283149) that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process.
Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in the accompanying prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.
Neither we, nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we have authorized for use in connection with this offering, including the documents incorporated by reference herein or therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, including the documents incorporated by reference herein and therein, in making your investment decision. Before you invest in our securities, you should also read and consider the information in the documents to which we have referred you in “Where You Can Find Additional Information” and “Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus.
We and the underwriters are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.
The Grid Dynamics design logo and the Grid Dynamics mark appearing in this prospectus supplement are the property of Grid Dynamics Holdings, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus supplement.
Unless the context indicates otherwise, references to “Grid Dynamics Holdings, Inc.,” “Grid Dynamics,” “we,” “our” and “us” refer, collectively, to Grid Dynamics Holdings, Inc., a Delaware corporation, and its subsidiaries taken as a whole.
S-i

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus, or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before you decide to invest in our common stock, you should carefully read the entire prospectus supplement and the accompanying prospectus and any related free writing prospectus, including the section titled “Risk factors” contained in this prospectus supplement, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including the financial statements and related notes, and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.
Overview
Grid Dynamics is a leading provider of technology consulting, platform and product engineering, and advanced analytics services. As a forefront provider of technology consulting, platform and product engineering services, and bespoke software development, we draw from over 7 years of leadership in Enterprise artificial intelligence (“AI”), coupled with profound expertise in cloud, data, and advanced analytics. Our commitment to engineering excellence, R&D leadership, a co-innovation ethos, globally efficient “Follow-the-Sun” delivery model, and an unwavering “whatever it takes” dedication to client success empowers us to solve even the most complex enterprise challenges, ensuring profitable business outcomes and future-proof growth.
Additional market differentiators include:
•
a culture of engineering excellence, R&D investment, and innovation in groundbreaking technologies before they become ubiquitous;

•
a co-innovation model with continuous knowledge-sharing throughout delivery that reduces implementation risk and time-to-value, enables enterprises to build in-house capabilities, retain control of proprietary technology and data, and benefit from the adoption of new technologies; and

•
a global footprint, and a “Follow-the-Sun” delivery model bolstered by engineering talent driven by innovation, and technical mastery, resulting in transformational business outcomes.

Established in 2006 and headquartered in Silicon Valley, Grid Dynamics partners with clients ranging from innovative start-ups to the largest companies in the world. Grid Dynamics believes the key to its success is a culture encouraging an unwavering “whatever it takes” dedication that puts client success over contract terms, products over projects, and real business results over pure technical innovation. With our proprietary processes optimized for innovation, emphasis on talent development, and technical expertise, Grid Dynamics is well-positioned for continued success.
Grid Dynamics has offices across the U.S., Mexico, Jamaica, the U.K., Europe, India, and Argentina. During the last three years, Grid Dynamics acquired JUXT LTD. (“Juxt”), NextSphere Technologies Inc., Mutual Mobile Inc., and Mobile Computing S.A. (“Mobile Computing”). These acquisitions diversified our geographical presence, client base, and industry vertical presence.
Industry Background and Market Opportunity
Digital transformation is a rapidly expanding market that is still in its early stages. Enterprises strive to compete in the digital world, facing the need to transform to survive attacks from the nimbler and more technologically advanced newcomers. Traditional approaches to managing information technology as a mix of vendor solutions and outsourced services often break down in the face of the imperative to innovate through technology. Increasingly, business executives are looking at the use of technology as a competitive advantage rather than a way to cut costs with software-defined capabilities becoming the essence of the business capabilities. The rise of AI signifies a shift from the automation of business processes to the automation of decision-making itself. To differentiate, corporations are directing investments toward building new digital products and experiences, instead of buying off-the-shelf software products and entire business underpinning platforms. This drives demand for highly technical software development, creating an opportunity for pure-play platform engineering and software development service providers such as Grid Dynamics.

Sophisticated and scalable software platforms developed and continuously adapted to enterprise needs propelled many of today’s most successful companies. Their unique business approaches and ability to move fast in adapting to changing market conditions allowed them to develop strong market positions and maintain defense against competitors. Grid Dynamics is well-placed as a strategic partner of choice for these opportunities. Our focus on the foundation of excellence in platform and software engineering enables the level of collaboration that only a few can offer. Grid Dynamics has offices across Europe, India, and the Americas. As the key drivers of our “Follow-the-Sun” model of engineering excellence, these geographies enable the acceleration of valuable business outcomes for our clients. Our teams and programs are organized and orchestrated for continuous integration, self-sufficiency, and maximum business impact across regions. Another strategic advantage of our “Follow-the-Sun” approach is that these geographies grow technology markets with large talent pools of highly skilled technical talent and cost-efficient scalability due to their large and well-recognized university infrastructures — a valuable asset for fueling our internship programs and attracting top talent. As we expand our geographical reach, we are also investing in developing a multi-discipline approach to address the challenges facing our clients. This involves developing hybrid team capabilities focused on end-to-end problem-solving.
Strategies and Strengths
Grid Dynamics’ objective is to become a global leader in enabling digital transformation at Fortune 1000 companies. Grid Dynamics’ strategy to achieve such an objective is based on leveraging the following core strengths.
Proprietary Processes Optimized for Innovation
Grid Dynamics recognizes the changing dynamics of the IT services space. Increasingly, corporations expect their service providers to participate and help shape innovation programs. This leads to the development of next-level capabilities that traditional service models, used by the traditional outsourcing providers, fail to address effectively. Grid Dynamics melds technical consulting, platform and product engineering, and analytics competencies into unified, cross-functional digital teams that are designed to respond and adapt to changes in a client’s business. The effectiveness of such teams is further increased by close collaboration with a client’s technology and business leadership teams and active inquiry into a client’s business priorities on all levels.
Culture-First Approach to Talent Development
The ever-increasing role of digital transformation leads to the emergence of a new kind of business leader that combines a vision of business transformation with a deep understanding of possibilities brought together by modern digital technology. Earning the trust of these leaders is one of the pillars of Grid Dynamics’ success. Grid Dynamics selects, trains, and promotes its leadership based on the following cultural principles.
•
Global integration.   Demands of modern businesses transcend cultural and language boundaries. Grid Dynamics builds teams that are transparently distributed across countries, time zones, and reporting lines.

•
Partnership with client.   Grid Dynamics demands accountability and ownership of a client’s success, whether or not such success is a contractual matter. Understanding the goals of Grid Dynamics’ clients and the ability to manage such goals across reporting lines is a must for any leadership role within Grid Dynamics.

•
Technological innovation.   Understanding digital transformation and successfully delivering strategic programs is impossible without a strong understanding of emerging technology. Deep knowledge of how new technology, such as cloud, big data, and AI, transforms the way corporations develop their businesses is a prerequisite for leadership roles in Grid Dynamics.

•
Education.   Grid Dynamics believes that technology changes rapidly, and Grid Dynamics’ employees must adapt even more rapidly. Grid Dynamics offers many formal and informal training programs, such as Grid University, an online education platform with thousands of hours of training videos, to ensure that professionals can expand and enhance their capabilities.

Technical Expertise and Scalable Engineering
Grid Dynamics believes in great engineering underpinning mission-critical services. From its inception, Grid Dynamics has built its engineering DNA with a focus on emerging technologies, leading with AI and generative AI, data engineering, cloud and microservices, DevOps and AIOps, modern frontend technologies, and QA automation. By making advanced technology accessible to clients through experience and know-how, industry solutions, and accelerators, Grid Dynamics strengthens its position as a strategic technology partner with existing clients and attracts new clients.
Services
In today’s engineering and IT services market, customers are increasingly looking for service providers that can be co-innovation partners rather than an implementation agency or a cost-saving measure. Grid Dynamics addresses this need by focusing on four high-value, high-impact service areas.
Cloud Platform and Product Engineering
Our Cloud Platform and Product Engineering practice provides innovative services that enable businesses to harness the power of cloud computing and modern application development methodologies. We specialize in architecting, designing, and building scalable, secure, and resilient cloud-based platforms and business applications that power digital transformation and business agility. Our expertise in platform engineering, cloud migration and modernization, DevTestSecOps, microservices, and serverless architecture helps organizations generate more revenue, reduce costs, improve time to value, and enhance performance. By leveraging our services, customers can partner with Grid Dynamics to drive focus on innovation and growth using the latest advancements in platform engineering and product development.
AI/Machine Learning and Data Platform Engineering
In the domain of Data and Machine Learning Platform Engineering, we offer specialized services that empower businesses to unlock the full potential of their structured and unstructured data. Our team of experts builds robust, scalable platforms that facilitate batch and streaming data ingestion, quality, governance, orchestration, semantic modeling, observability, and analysis at scale. By applying advanced artificial intelligence, machine learning algorithms, and analytics, we help companies derive actionable insights, predict trends, accelerate operations, and make data-driven decisions in the areas of pricing, promotions, customer experience, risk management, and supply chain that drive competitive advantage. Our approach to data engineering and advanced analytics ensures that our customers have a solid technology foundation to support their evolving data needs and democratize it across the enterprise — enabling them to leverage their data assets for maximum impact.
Digital Engagement
Our Digital Engagement practice focuses on creating meaningful interactions between businesses and their customers through all digital channels. We design and implement digital ecosystems that enhance customer experiences, foster brand loyalty, and drive business growth. Our expertise in digital commerce, user experience design and mobile application engineering, computer vision, deep learning, neural search, generative AI, and large language models, enables organizations to engage with their audience more effectively across multiple touchpoints. We co-innovate with clients and prioritize customer-centric approaches to design, build, and deploy engaging digital presences that resonate with their target audiences — increasing satisfaction and revenue. We partner with leading vendors in MACH and Composable Commerce to drive the highest return on investment for our clients.
Supply Chain, IoT, and Advanced Manufacturing
Our Supply Chain, Internet of Things (“IoT”), and Advanced Manufacturing practice focuses on transforming traditional operations into smart, connected ecosystems. We leverage the IoT, edge computing, advanced analytics, modern artificial intelligence, and machine learning technologies to optimize supply chain demand forecasting, inventory allocation, order management, logistics, and supplier management, improve manufacturing operational efficiency, and introduce innovation in product development and production processes. Our expertise in building fit-for-purpose platforms and adopting the latest innovations in this space enable real-time monitoring, predictive maintenance, and autonomous operations, reducing costs and enhancing productivity across the enterprise. Our customers benefit from our ability to integrate innovative technologies into their operations, making their supply chains more resilient, agile, and aligned with the digital economy’s demands.
Verticals
Grid Dynamics has strong vertical-specific domain knowledge backed by extensive experience. By merging technology with business processes, Grid Dynamics delivers tailored solutions in several key industry verticals: Tech, Media, and Telecom (“TMT”); Retail; Consumer Packaged Goods (“CPG”)/Manufacturing; Finance.
Tech, Media, and Telecom
Grid Dynamics has a strong presence in the digital technology sector, particularly among analytics, Software as a Service (“SaaS”), and platform vendors that are driven by a constant need for innovation. Grid Dynamics’ long-lasting expertise in complex open-source technology and in building massively scalable distributed systems, the company-wide culture of agile co-creation as well as a deep understanding of digital commerce have enabled Grid Dynamics to build strong business relationships with the leading players in this sector. For example, Grid Dynamics has been providing software engineering, continuous delivery and deployment automation, machine learning, internal tool development, and quality engineering services to one of the largest cloud services providers, becoming one of their key technological services partners.
Retail
By utilizing Grid Dynamics’ deep expertise in the digital retail space and providing a mix of consulting and engineering services, Grid Dynamics enables its clients to win market share, shorten time to market, and reduce the costs of digital operations. For example, Grid Dynamics has worked closely with a large U.S. retail company over many years to develop a strategic omnichannel transformation program and became a key contributor to the development of a new omnichannel platform including consumer experience, product discovery, analytics, and inventory optimization.
CPG and Manufacturing
Grid Dynamics helps its manufacturing customers harness digital transformation by applying novel approaches to engage consumers directly and optimize back-end supply chains. For example, Grid Dynamics accelerated digital transformation in a global shoe manufacturing company by building composable commerce and other digital ecosystem capabilities, replacing a monolithic commerce engine, and speeding time to market with modern and flexible functionality.
Finance
In the early days of Grid Dynamics, the financial sector recognized it for the ability to tackle high-end technology programs, such as moving from the batch to real-time fraud detection. Today, Grid Dynamics has evolved from a niche provider to a proven partner, helping to create agility and lessen time to market in the most challenging regulatory environments.
The following tables presents our revenues by vertical and revenues as a percentage of total revenues by vertical for the periods indicated:

	Year ended December 31,
	2023		2022		2021
		% of revenue		% of revenue		% of revenue
	(in thousands, except percentages)
Retail	$102,551	32.8%	$99,681	32.1%	$61,717	29.2%
Tech, Media and Telecom	98,830	31.6%	98,334	31.7%	67,689	32.0%
CPG/Manufacturing	42,861	13.7%	61,216	19.7%	43,461	20.6%
Finance	28,842	9.2%	21,893	7.1%	17,515	8.3%
Other	39,826	12.7%	29,358	9.4%	20,898	9.9%
Total	$312,910	100.0%	$310,482	100.0%	$211,280	100.0%
	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
	(in thousands, except percentages)
Retail	$29,825	34.1%	$26,544	34.3%	$81,233	32.5%	$77,972	33.2%
Technology, Media and Telecom	24,188	27.7%	23,732	30.7%	71,449	28.5%	74,639	31.8%
Finance	14,158	16.2%	7,299	9.4%	36,967	14.8%	20,562	8.8%
CPG/Manufacturing	9,807	11.2%	9,668	12.5%	29,209	11.7%	33,186	14.1%
Healthcare and Pharma	2,510	2.9%	3,434	4.4%	8,677	3.5%	10,292	4.4%
Other	6,947	7.9%	6,742	8.7%	22,754	9.0%	18,190	7.7%
Total	$87,435	100.0%	$77,419	100.0%	$250,289	100.0%	$234,841	100.0%
Delivery Model and Operating Structure
Our service delivery model involves using an efficient mix of on-site, off-site and offshore staffing. We believe that the combination of our delivery model optimized for co-innovation and the placement of our technology leaders at clients’ premises creates a key competitive advantage that enables us to better understand and meet a client’s diverse needs. Grid Dynamics has engineering personnel located within Grid Dynamics’ engineering centers across Europe, India, and the Americas. As of September 30, 2024, Grid Dynamics had 4,298 full-time and part-time personnel and delivered services from engineering centers located in the following countries: the United States, Mexico, Jamaica, United Kingdom, Netherlands, Poland, Serbia, Romania, Ukraine, Moldova, Armenia, and India. Grid Dynamics also places its self-managed teams of IT professionals at client premises aimed at successful delivery of innovative projects and programs.
Recent Developments
On September 26, 2024, we announced our acquisition of Juxt, a UK-based provider of software engineering services specializing in data-intensive information systems for banking and other financial institutions, with a particular focus on risk platforms, structured notes, equity derivatives, and financial reporting. With this acquisition, we added significant expertise and capabilities to better serve enterprise clients in the financial services industry.
On October 4, 2024, we acquired Mobile Computing, which is based in Argentina and offers a comprehensive suite of solutions spanning industries including manufacturing, CPG, and financial services. We are currently in the process of finalizing the accounting for this transaction and expect to complete its preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed by the end of the fourth quarter of 2024.
Corporate Information
Our principal executive offices are located at 5000 Executive Pkwy Suite 520, San Ramon, CA 94583, and our telephone number is (650) 523-5000.
Our website address is www.griddynamics.com. The information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our common stock.

THE OFFERING
Issuer
Grid Dynamics Holdings, Inc.
Common stock offered by us
5,000,000 shares (or 5,750,000 shares, assuming the underwriters exercise in full their option to purchase additional shares as described below).
Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days to purchase up to an additional 750,000 shares of our common stock. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement. See “Underwriting.”
Common stock outstanding after giving effect to this offering
81,742,933 shares (or 82,492,933 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds
The principal purposes of this offering are to increase our financial flexibility, obtain additional capital and to increase our public float. We intend to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes. We may also use a portion of our net proceeds to fund potential acquisitions of, or investments in, technologies or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or make any such investments. For a more complete description of our intended use of proceeds from this offering, see “Use of Proceeds.”
Listing
Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbol “GDYN.”
Dividend Policy
We have never paid any cash dividends on our common stock since our merger with ChaSerg Technology Acquisition Corp. (“ChaSerg”) on March 5, 2020. The payment of cash dividends in the future will be at the sole discretion of our board of directors and will be dependent upon revenues and earnings, if any, capital requirements, and general financial condition from time to time and may be limited by the terms of any financing and/or other agreements entered into by us or our subsidiaries from time to time and by requirements under the laws of our subsidiaries’ respective jurisdictions of incorporation to set aside a portion of their net income in each year to legal reserves. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future.
Risk Factors
You should read the section titled “Risk Factors” beginning on page S-15 of this prospectus supplement and page 5 of the accompanying prospectus, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors contained in the “Risk Factor” section of our quarterly report on Form 10-Q for the quarter ended September 30, 2024, for a discussion of some of the risks and uncertainties that you should carefully consider before deciding to invest in our common stock.

Except as otherwise stated in this prospectus supplement, the number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 76,742,933 shares of common stock outstanding as of September 30, 2024, and excludes as of that date:
•
4,294,147 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of September 30, 2024, with a weighted-average exercise price of $9.78 per share;

•
1,707,230 shares of our common stock issuable upon the vesting of restricted stock units (“RSUs”) outstanding as of September 30, 2024;

•
120,675 shares of our common stock issuable upon the vesting of restricted stock units RSUs granted after September 30, 2024;

•
1,892,786 shares of our common stock issuable upon the vesting of performance stock awards outstanding as of September 30, 2024; and

•
2,925,662 shares of our common stock reserved for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”), and any additional shares that become available under the 2020 Plan pursuant to the provisions thereof.

Except as otherwise indicated, all information in this prospectus supplement assumes:
•
no exercise of outstanding options or settlement of outstanding RSUs or performance stock awards subsequent to September 30, 2024; and

•
no exercise of the underwriters’ option to purchase additional shares from us.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following table sets forth a summary of certain historical financial data as of and for the periods indicated. We derived the summary consolidated statements of operations data for the years ended December 31, 2023, 2022 and 2021 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We derived the summary consolidated statements of operations data for the three and nine months ended September 30, 2024 and September 30, 2023, and the summary balance sheet data as of September 30, 2024 from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. Our unaudited condensed consolidated financial statements as of September 30, 2024 and for the three and nine months ended September 30, 2024 and 2023 have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, include all normal recurring adjustments necessary for a fair statement of the information set forth therein. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary of our consolidated financial data set forth below should be read together with the consolidated financial statements and the related notes to those statements, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus supplement.
	Year Ended December 31,			Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2021	2024	2023	2024	2023
	(in thousands, except per share data)
Statement of Operations Data
Total revenue	$312,910	$310,482	$211,280	$87,435	$77,419	$250,289	$234,841
Income/(loss) from operations	$(5,580)	$(21,008)	$50	$2,136	$143	$(3,366)	$(4,515)
Net income/(loss)	$(1,765)	$(29,214)	$(7,700)	$4,282	$676	$(483)	$(4,667)
Comprehensive income/(loss)	$357	$(29,936)	$(7,822)	$4,496	$115	$(574)	$(3,330)
Basic income/(loss) per share(1)	$(0.02)	$(0.42)	$(0.13)	$0.06	$0.01	$(0.01)	$(0.06)
Diluted income/(loss) per share(1)	$(0.02)	$(0.42)	$(0.13)	$0.05	$0.01	$(0.01)	$(0.06)
Cash Flow Data
Net cash provided by operating activities	$41,093	$31,652	$17,973	$9,213	$10,958	$23,130	$33,537
Net cash used in investing activities	$(25,950)	$(16,323)	$(35,366)	$27,397	$1,840	$(41,314)	$(23,423)
Net cash (used in)/provided by financing activities	$(16,321)	$97,758	$49,134	$(5,679)	$1,020	$(7,768)	$(14,467)

(1)
See Note 13 to our audited consolidated financial statements and Note 12 to our unaudited condensed interim consolidated financial statements incorporated by reference in this prospectus supplement for the computation of basic income/(loss) per share and diluted income/(loss) per share.

Consolidated Balance Sheet Data	As of September 30, 2024
(in thousands)	Actual	As adjusted(1)
Cash and cash equivalents	$231,261	$324,061
Working capital	$268,761	$361,561
Total assets	$477,252	$570,052
Total liabilities	$77,005	$77,005
Total stockholders’ equity	$400,247	$493,047

(1)
Reflects the receipt of approximately $92.8 million in net proceeds from the sale and issuance by us of shares of common stock in this offering at an assumed public offering price of $19.61 per share, the last reported sale price of our common stock on Nasdaq on November 11, 2024, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Non-GAAP Measures
To supplement our consolidated financial data presented on a basis consistent with generally accepted accounting principles (“GAAP”), this prospectus supplement contains certain non-GAAP financial measures, including Non-GAAP EBITDA, Non-GAAP net income and Non-GAAP diluted earnings per share, or EPS. We have included these non-GAAP financial measures because they are financial measures used by our management to evaluate our core operating performance and trends, to make strategic decisions regarding the allocation of capital and new investments and are among the factors analyzed in making performance-based compensation decisions for key personnel. These measures exclude certain expenses that are required under GAAP. We exclude these items because they are not part of core operations or, in the case of stock-based compensation, non-cash expenses that are determined based in part on our underlying performance.
We believe these supplemental performance measurements are useful in evaluating operating performance, as they are similar to measures reported by our public industry peers and those regularly used by security analysts, investors and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures are not intended to be a substitute for any GAAP financial measures and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.
There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare our performance to that of other companies. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of non-GAAP measures to the related GAAP financial measures. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view our non-GAAP measures in conjunction with GAAP financial measures.
We define and calculate our non-GAAP financial measures as follows:
•
Non-GAAP EBITDA:   Net income/(loss) before interest income/(expense), provision for income taxes and depreciation and amortization, and further adjusted for the impact of stock-based compensation expense, transaction-related costs (which include, when applicable, professional fees, retention bonuses, and consulting, legal and advisory costs related to Grid Dynamics’ merger and acquisition and capital-raising activities), impairment of goodwill and other income/(expense), net (which includes mainly interest income and expense, foreign exchange gains and losses, fair value adjustments, potential loss contingencies, and other miscellaneous expenses), and restructuring costs.

•
Non-GAAP net income:   Net income/(loss) adjusted for the impact of stock-based compensation, impairment of goodwill, transaction-related costs, restructuring costs, other income/expenses, net, and the tax impacts of these adjustments.

•
Non-GAAP diluted EPS:   Non-GAAP net income, divided by the diluted weighted-average number of common shares outstanding for the period.

The following tables present the reconciliation of Grid Dynamics’ Non-GAAP EBITDA to its consolidated net income (loss), the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
GAAP net income/(loss)	$4,282	$676	$(483)	$(4,667)
Adjusted for:
Depreciation and amortization	3,424	2,478	9,579	6,255
Provision for income taxes	1,320	2,626	5,773	8,001
Stock-based compensation	7,139	7,267	25,969	27,677
Transaction and transformation-related costs(1)	1,571	436	2,238	1,519
Geographic reorganization(2)	316	306	1,262	1,528
Restructuring costs(3)	227	103	1,157	1,086
Other (income)/expense, net(4)	(3,466)	(3,159)	(8,656)	(7,849)
Non-GAAP EBITDA	$14,813	$10,733	$36,839	$33,550

(1)
Transaction and transformation-related costs include, when applicable, external deal costs, transaction-related professional fees, transaction-related retention bonuses, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses as well as other transaction-related costs including integration expenses consisting of outside professional and consulting services.

(2)
Geographic reorganization includes expenses connected with military actions of Russia against Ukraine and the exit plan announced by the Company and includes travel and relocation-related expenses of employees from the aforementioned countries, severance payments, and allowances as well as legal and professional fees related to geographic repositioning in various locations. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(3)
We implemented a restructuring plan during the first quarter of 2023. Our restructuring costs are comprised of severance charges and respective taxes, and are included in General and administrative expenses in the Company’s unaudited condensed consolidated statements of income (loss) and comprehensive income (loss).

(4)
Other (income)/expense, net consists primarily of gains and losses on foreign currency transactions, fair value adjustments, and other miscellaneous non-operating expenses as well as other income consisting primarily of interest on cash held at banks and returns on investments in money-market funds.

Year Ended December 31, 2023 (in thousands)
GAAP net loss	$(1,765)
Adjusted for:
Depreciation and amortization	8,926
Provision for income taxes	6,603
Stock-based compensation	35,516
Geographic reorganization(1)	1,858
Transaction and transformation-related costs(2)	2,038
Restructuring(3)	1,488
Other (income)/expense, net(4)	(10,418)
Non-GAAP EBITDA	$44,246

(1)
Geographic reorganization includes expenses connected with military actions of Russia against Ukraine and the exit plan announced by the Company and includes travel and relocation-related expenses of employees from the aforementioned countries, severance payments, allowances as well as legal and professional fees related to geographic repositioning in various locations. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(2)
Transaction and transformation-related costs include, when applicable, external deal costs, transaction-related professional fees, transaction-related retention bonuses, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses as well as other transaction-related costs including integration expenses consisting of outside professional and consulting services.
(3)
We implemented a restructuring plan during the first quarter of 2023. Our restructuring costs comprised of severance charges and respective taxes and are included in General and administrative expenses in the Company’s consolidated statement of loss and comprehensive income/(loss).

(4)
Other (income)/expense, net consist primarily of gains and losses on foreign currency transactions, fair value adjustments, and other miscellaneous non-operating expenses and other income consists primarily of interest on cash held at banks and returns on investments in money-market funds.

The following tables present a reconciliation of Grid Dynamics’ Non-GAAP diluted EPS and its Non-GAAP net income to its consolidated net income (loss) for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands, except per share data)
GAAP net income/(loss)	$4,282	$676	$(483)	$(4,667)
Adjusted for:
Stock-based compensation	7,139	7,267	25,969	27,677
Transaction and transformation-related costs(1)	1,571	436	2,238	1,519
Geographic reorganization(2)	316	306	1,262	1,528
Restructuring costs(3)	227	103	1,157	1,086
Other (income)/expense, net(4)	(3,466)	(3,159)	(8,656)	(7,849)
Tax impact of non-GAAP adjustments(5)	(1,982)	232	(2,132)	86
Non-GAAP net income	$8,087	$5,861	$19,355	$19,380
Number of shares used in the GAAP diluted EPS	78,837	77,339	76,485	75,026
GAAP diluted EPS	$0.05	$0.01	$(0.01)	$(0.06)
Number of shares used in the Non-GAAP diluted EPS	78,837	77,339	78,301	77,298
Non-GAAP diluted EPS	$0.10	$0.08	$0.25	$0.25

(1)
Transaction and transformation-related costs include, when applicable, external deal costs, transaction-related professional fees, transaction-related retention bonuses, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses as well as other transaction-related costs including integration expenses consisting of outside professional and consulting services.

(2)
Geographic reorganization includes expenses connected with military actions of Russia against Ukraine and the exit plan announced by the Company and includes travel and relocation-related expenses of employees from the aforementioned countries, severance payments, and allowances as well as legal and professional fees related to geographic repositioning in various locations. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(3)
We implemented a restructuring plan during the first quarter of 2023. Our restructuring costs are comprised of severance charges and respective taxes, and are included in General and administrative expenses in the Company’s unaudited condensed consolidated statements of income (loss) and comprehensive income (loss).

(4)
Other (income)/expense, net consist primarily of gains and losses on foreign currency transactions, fair value adjustments, and other miscellaneous non-operating expenses as well as other income consisting primarily of interest on cash held at banks and returns on investments in money-market funds.

(5)
Reflects the estimated tax impact of the non-GAAP adjustments presented in the table.

Year Ended December 31, 2023 (in thousands except per share data)
GAAP net loss	$(1,765)
Adjusted for:
Stock-based compensation	35,516
Geographic reorganization(1)	1,858
Transaction and transformation-related costs(2)	2,038
Restructuring(3)	1,488
Other (income)/expense, net(4)	(10,418)
Tax impact of non-GAAP adjustments(5)	(3,640)
Non-GAAP Net Income	$25,077
Number of shares used in the Non-GAAP Diluted EPS	75,193
GAAP Diluted EPS	$(0.02)
Number of shares used in the Non-GAAP diluted EPS	77,651
Non-GAAP diluted EPS	$0.32

(1)
Geographic reorganization includes expenses connected with military actions of Russia against Ukraine and the exit plan announced by the Company and includes travel and relocation-related expenses of employees from the aforementioned countries, severance payments, allowances as well as legal and professional fees related to geographic repositioning in various locations. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(2)
Transaction and transformation-related costs include, when applicable, external deal costs, transaction-related professional fees, transaction-related retention bonuses, which are allocated proportionally across cost of revenue, engineering, research and development, sales and marketing and general and administrative expenses as well as other transaction-related costs including integration expenses consisting of outside professional and consulting services.

(3)
We implemented a restructuring plan during the first quarter of 2023. Our restructuring costs comprised of severance charges and respective taxes and are included in general and administrative expenses in the Company’s consolidated statement of loss and comprehensive income/(loss).

(4)
Other (income)/expense, net consist primarily of losses and gains on foreign currency transactions, fair value adjustments, and other miscellaneous non-operating expenses and other income consists primarily of interest on cash held at banks and returns on investments in money-market funds.

(5)
Reflects the estimated tax impact of the non-GAAP adjustments presented in the table.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus supplement and the other information included and incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors contained in the “Risk Factor” section of our quarterly report on Form 10-Q for the quarterly period ended September 30, 2024, which are hereby specifically incorporated by reference, before deciding to invest in our securities. If any of such risks occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below or incorporated by reference are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.
Risks Related to This Offering
Our common stock has experienced, and may continue to experience, price volatility, which could result in substantial losses for investors in our common stock.
Our common stock has at times experienced substantial price volatility as a result of many factors, including the general volatility of stock market prices and volumes, changes in securities analysts’ estimates of our financial performance, variations between our actual and anticipated financial results, fluctuations in order or backlog levels, or uncertainty about current global economic conditions. For these reasons, among others, the price of our common stock may continue to fluctuate. In addition, if the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and be a distraction to management.
Shares eligible for future sale may adversely affect our common stock price.
Sales of our common stock or other securities in the public or private market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our certificate of incorporation, we are authorized to issue up to 110,000,000 shares of common stock. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future sales and issuances of our common stock and other securities would have on the market price of our common stock.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management has broad discretion in the application of the net proceeds from this offering, including for working capital and other general corporate purposes, including potential acquisitions, and we may spend or invest these proceeds in a way with which our stockholders disagree. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use.
The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest such proceeds in a manner that does not produce income or that loses value, which may negatively impact the market price of our common stock.
If you purchase our common stock in this offering, you will incur immediate and substantial dilution.
The public offering price is substantially higher than the net tangible book value per share of our common stock of $3.60 per share as of September 30, 2024. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $15.10 per share, based on the assumed public offering price of $19.61 per share, the last reported sale price of our common stock on Nasdaq on November 11, 2024.

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and any previous exercise of stock options granted to our service providers. In addition, as of September 30, 2024, 4,294,147 options to purchase shares of our common stock, and 3,600,016 shares of common stock subject to RSUs and performance share awards were outstanding, as set forth in “The Offering.” The exercise of any of these options, the vesting of RSUs or performance share awards and the exercise of warrants would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive less than the purchase price paid in this offering, if anything, in the event of our liquidation.

FORWARD-LOOKING STATEMENTS
Some of the information contained in this prospectus supplement, the accompanying prospectus, or incorporated herein or therein by reference, contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Those statements appear in this prospectus supplement and the accompanying prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. The principal factors and uncertainties that make investing in our Company risky include, but are not limited to, the following:
•
we have a relatively short operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to be successful and may adversely impact our stock price.

•
we may be unable to effectively manage our growth or achieve anticipated growth, particularly as we expand into new geographies and consummate additional acquisitions, which could place significant strain on our management personnel, systems and resources.

•
our revenues have historically been highly dependent on a limited number of clients and industries, and any decrease in demand for outsourced services in these industries may reduce our revenues and adversely affect our business, financial condition and results of operations.

•
we have incurred significant net losses in recent years, we expect to incur losses in the future and we may not be able to generate sufficient revenue to achieve and maintain profitability.

•
the impact of the military action in Ukraine has affected and may continue to affect our business.

•
macroeconomic conditions, inflationary pressures, and the geopolitical climate could adversely affect our operating results and growth prospects.

•
our revenues are highly dependent on clients primarily located in the U.S. Any economic downturn in the U.S. or in other parts of the world, including Europe, or disruptions in the credit markets may have a material adverse effect on our business, financial condition and results of operations.

•
we face intense competition.

•
damage to our reputation may adversely impact our ability to generate and retain business.

•
our failure to successfully attract, hire, develop, motivate and retain highly skilled personnel could have a significant adverse effect on our business, financial condition, and results of operations.

•
our business operations may be severely disrupted if we lose the services of our senior executives and key employees.

•
failure to adapt to changing technologies, methodologies, and evolving industry standards may have a material adverse effect on our business, financial condition, and results of operations.

•
social and ethical issues relating to the use of artificial intelligence (“AI”) in our offerings may result in reputational harm or liability.

•
security breaches and incidents, system failures or errors, and other disruptions to our networks and systems, could result in unauthorized access to, or disclosure or other processing of, confidential information and expose us to liability, which would cause our business and reputation to suffer.

•
undetected software design defects, errors or failures may result in loss of business or in liabilities that could have a material adverse effect on our reputation, business and results of operations.

•
war, terrorism, other acts of violence, or natural or man-made disasters may affect the markets in which we operate, our clients and our service delivery.

•
our global business, especially in CIS and CEE countries, exposes us to significant legal, economic, tax and political risks.

•
acquisitions (including our recent acquisitions of Juxt and Mobile Computing) could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations, we may not achieve the financial and strategic goals that were contemplated at the time of a transaction, and we may be exposed to claims, liabilities and disputes as a result of the transaction that may adversely impact our business, operating results and financial condition; and

•
other risks and uncertainties included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth in “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS
We estimate that the net proceeds to us from our sale of the shares of common stock in this offering will be approximately $92.8 million, or approximately $106.8 million, if the underwriters’ option to purchase additional shares from us is exercised in full, based upon an assumed public offering price of $19.61 per share, the last reported sale price of our common stock on Nasdaq on November 11, 2024, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.
Each $1.00 increase (decrease) in the assumed public offering price of $19.61 per share would increase (decrease) the net proceeds to us from this offering by approximately $4.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $18.7 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We do not expect that a change in the public offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering.
The principal purposes of this offering are to increase our financial flexibility, obtain additional capital and to increase our public float. We intend to use the net proceeds from this offering for working capital, capital expenditures and other general corporate expenses. We may also use a portion of our net proceeds to fund potential acquisitions of, or investments in, complementary technologies or businesses, although we have no present commitments or agreements to enter into any such acquisitions or to make any such investments. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.
The expected use of net proceeds of this offering represents our current intentions based upon our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending such uses, we plan to invest the net proceeds of this offering in short-term, investment grade, interest-bearing deposits or securities, such as direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock since our merger with ChaSerg. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time and may be limited by the terms of any financing and/or other agreements entered into by us or our subsidiaries from time to time and by requirements under the laws of our subsidiaries’ respective jurisdictions of incorporation to set aside a portion of their net income in each year to legal reserves.
The payment of any cash dividends will be within the discretion of our board of directors and the board of directors will consider whether or not to institute a dividend policy. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future. Our ability to pay cash dividends on our common stock may also be limited by the terms of the credit agreement we entered into on March 15, 2022 by and among us, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (our “2022 Credit Agreement”) and the terms of any future debt or indebtedness.

CAPITALIZATION
The following table summarizes our unaudited capitalization as of September 30, 2024:
•
on an actual basis; and

•
on an as adjusted basis to reflect receipt of approximately $92.8 million in net proceeds from the sale and issuance by us of shares of common stock in this offering at an assumed public offering price of $19.61 per share, the last reported sale price of our common stock on Nasdaq on November 11, 2024 after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read the information in this table together with our consolidated financial statements and related notes to those statements, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus supplement and the accompanying prospectus.
(unaudited, in thousands)	Actual	As Adjusted
Cash and cash equivalents	$231,261	$324,061
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized, no shares issued or outstanding actual and as adjusted	—	—
Common stock, $0.0001 par value per share; 110,000,000 shares authorized, 76,742,933 and 81,742,933 issued and outstanding, actual and as adjusted, respectively	8	9
Additional paid-in capital	415,425	$508,224
Accumulated deficit	(16,369)	(16,369)
Accumulated other comprehensive income	1,183	1,183
Total stockholders’ equity	400,247	$493,047
Total capitalization	$400,247	$493,047

(1)
Each $1.00 increase (decrease) in the assumed public offering price of $19.61 per share, the last reported sale price of our common stock on Nasdaq on November 11, 2024, would increase (decrease) each of cash and equivalents, total stockholders’ equity and total debt and stockholders’ equity by approximately $4.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) each of cash and cash equivalents, total stockholders’ equity and total debt and stockholders’ equity by approximately $18.7 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. The as adjusted information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of common stock outstanding is based on 76,742,933 shares of common stock outstanding as of September 30, 2024, which excludes the following:
•
4,294,147 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of September 30, 2024, with a weighted-average exercise price of $9.78 per share;

•
1,707,230 shares of our common stock issuable upon the vesting of RSUs outstanding as of September 30, 2024;

•
120,675 shares of our common stock issuable upon the vesting of RSUs granted after September 30, 2024;

•
1,892,786 shares of our common stock issuable upon the vesting of performance stock awards outstanding as of September 30, 2024; and

•
2,925,662 shares of our common stock reserved for future issuance under the 2020 Plan, and any additional shares that become available under the 2020 Plan pursuant to the provisions thereof.

DILUTION
If you invest in our common stock, you will experience immediate and substantial dilution in the net tangible book value of your shares of common stock. Dilution in net tangible book value represents the difference between the price to public per share of our common stock and the as adjusted net tangible book value per share, as adjusted to give effect to this offering.
Net tangible book value represents our total tangible assets less total liabilities and deferred offering costs, divided by the number of shares of common stock outstanding as of September 30, 2024. Our net tangible book value as of September 30, 2024 was $276.3 million or $3.60 per share. After giving further effect to the sale and issuance of 5,000,000 shares of common stock in this offering at an assumed public offering price of $19.61 per share, the last reported sale price of our common stock on Nasdaq on November 11, 2024, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2024 would have been approximately $369.1 million, or $4.51 per share. This represents an immediate increase in net tangible book value of $0.91 per share to existing stockholders and an immediate dilution of $15.10 per share to new investors purchasing common stock in this offering.
The following table illustrates this dilution on a per share basis to new investors:
Assumed public offering price per share		$19.61
Net tangible book value per share as of September 30, 2024	$3.60
Increase in net tangible book value per share attributable to investors participating in the offering	$0.91
As adjusted net tangible book value per share, as adjusted to give effect to this offering		$4.51
Dilution in as adjusted net tangible book value per share to investors participating in this offering		$15.10
Each $1.00 increase (decrease) in the assumed public offering price of $19.61 per share would increase (decrease) our as adjusted net tangible book value by approximately $4.8 million, or approximately $0.06 per share, and increase (decrease) the dilution per share to investors participating in this offering by approximately $0.94 per share, assuming that the aggregate amount of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us would increase our as adjusted net tangible book value by approximately $18.7 million, or $0.23 per share, and the dilution per share to investors participating in this offering would decrease by $0.17 per share, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Similarly, a decrease of 1.0 million shares in the number of shares offered by us would decrease our as adjusted net tangible book value by approximately $18.7 million, or $0.23 per share, and the dilution per share to investors participating in this offering would increase by $0.18 per share, assuming that the assumed public offering price remains the same, and after deducting underwriting estimated discounts and commissions and estimated offering expenses. The as adjusted information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.
If the underwriters exercise in full their option to purchase additional shares of common stock from us in this offering, the as adjusted net tangible book value per share after the offering would be $4.64 per share, the increase in the net tangible book value per share to existing stockholders would be $1.04 per share, and the dilution to new investors purchasing common stock in this offering would be $14.97 per share.
The number of shares of common stock outstanding is based on 76,742,933 shares of common stock outstanding as of September 30, 2024, which excludes the following:
•
4,294,147 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of September 30, 2024, with a weighted-average exercise price of $9.78 per share;

•
1,707,230 shares of our common stock issuable upon the vesting of RSUs outstanding as of September 30, 2024;

•
120,675 shares of our common stock issuable upon the vesting of RSUs granted after September 30, 2024;

•
1,892,786 shares of our common stock issuable upon the vesting of performance stock awards outstanding as of September 30, 2024; and

•
2,925,662 shares of our common stock reserved for future issuance under the 2020 Plan, and any additional shares that become available under the 2020 Plan pursuant to the provisions thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR
NON-U.S. HOLDERS OF COMMON STOCK
The following is a summary of the material U.S. federal income tax considerations of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, under U.S. federal gift and estate tax rules or under any applicable tax treaty. In addition, this discussion does not address any potential application of the Medicare contribution tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•
banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•
tax-exempt organizations or accounts;

•
pension plans and tax-qualified retirement plans;

•
controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•
brokers or dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•
U.S. expatriates and certain other former citizens or long-term residents of the United States;

•
partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

•
persons subject to the alternative minimum tax;

•
persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

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persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

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persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or beneficial owner generally will depend on the status of the partner or beneficial owner, the activities of the partnership or other entity, and certain determinations made at the partner or beneficial owner level. A partner or beneficial owner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock through a partnership or other such entity, as applicable.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) or:
•
an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes), created in or organized under (or treated as created in or organized under) the law of the United States or any political subdivision thereof;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions
As described in “Dividend Policy,” we have never declared or paid any cash dividends on our capital stock since our merger with ChaSerg, and we do not expect to pay any dividends in the foreseeable future. However, if we do make distributions on our common stock, those payments will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “— Gain on Disposition of Common Stock.”
Subject to the discussions below on effectively connected income and in “— Backup Withholding and Information Reporting” and “— Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty and do not timely provide us with such documentation, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below in “— Backup Withholding and Information Reporting” and “— Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other appropriate form properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.
Gain on Disposition of Common Stock
Subject to the discussion in “— Backup Withholding and Information Reporting,” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
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the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

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you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, unless our common stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding common stock, directly, indirectly and constructively, at all times, during the shorter of the five-year period ending on the date of the taxable disposition or your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our U.S. and worldwide real property plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or you hold, or are treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, you will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our common stock is not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a USRPHC.
If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax on such gain at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our common stock made to you may also be subject to backup withholding at a current rate of 24% and information reporting unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act (FATCA)
The Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance, collectively “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the discussion of certain proposed Treasury Regulations below, the gross proceeds from a sale or other disposition of our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and, subject to the discussion of certain proposed Treasury Regulations below, the gross proceeds from a sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.
The Treasury Secretary has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our common stock. In the preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING
We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and William Blair & Company, L.L.C. are acting as joint book-running managers of the offering and as representatives of the underwriters. We intend to enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriters, and each underwriter will severally agree to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:
Underwriter	Number of Shares
J.P. Morgan Securities LLC
William Blair & Company, L.L.C.
TD Securities (USA) LLC
Needham & Company, LLC
Total
The underwriters will be committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. After the offering of the shares to the public, if all of the shares of common stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters. In addition, the underwriters may offer and sell shares through certain of their affiliates.
The underwriters have an option to buy up to an additional 750,000 shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $600,000. The underwriters have agreed to reimburse us for certain expenses.
A copy of this prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any such other securities (whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and William Blair & Company, L.L.C. for a period of 60 days after the date of this prospectus supplement.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the shares of our common stock to be sold in this offering, (ii) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs or performance share awards (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (iii) grants of stock options, stock awards, restricted stock, RSUs, performance share awards, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; (iv) the issuance of up to 5% of the outstanding shares of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, our common stock, immediately following the closing of this offering, in one or more acquisitions of businesses, products or technologies, joint ventures, commercial relationships or other strategic corporate transactions, provided that such recipients enter into a lock-up agreement with the underwriters; or (v) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.
Our directors and executive officers, and certain shareholders (collectively, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and William Blair & Company, L.L.C. (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such lock-up parties have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts or for bona fide estate planning purposes; (ii) by will or intestacy; (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (iv) to a partnership, limited liability company or other entity of which the lock-up party or the lock-up party’s immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under any of the foregoing; (vi) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (2) as part of a distribution to members or shareholders of the lock-up party; (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (viii) to us from an employee upon death, disability or termination of employment, in each case, of such employee; (ix) as part of a sale of the lock-up party’s lock-up securities acquired in open market transactions after the closing of this offering; (x) to us in connection with the vesting, settlement or exercise of RSUs, performance units, options, warrants, or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement or exercise of such RSUs, performance units, options, warrants, or rights, including any transfers as forfeitures to satisfy tax withholding obligations of the lock-up party, provided that any such shares of our common stock received upon such exercise, vesting or settlement are subject to the terms of the lock-up agreement), and provided further that any such RSUs, performance units, options, warrants, or rights are held by the lock-up party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the registration statement of which this prospectus supplement and the accompanying prospectus are a part and this prospectus supplement; or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control of the Company, provided that if any such transaction is not completed, all such lock-up securities would remain subject to the restrictions of the lock-up agreement; (b) the exercise of outstanding options, the settlement of RSUs or other equity awards, or the exercise of warrants pursuant to plans described in the registration statement of which this prospectus supplement and the accompanying prospectus are a part and this prospectus supplement, provided that the shares of our common stock received upon such exercise, vesting or settlement will be subject to the terms of the lock-up agreement; (c) conversions of outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of common stock or warrants to acquire shares of common stock; provided that any such shares of common stock or warrants received upon such conversion shall be subject to the terms of the lock-up agreement; (d) the establishment of Rule 10b5-1 trading plans for the transfer of lock-up securities, provided that (1) such Rule 10b5-1 trading plans do not provide for the transfer of lock-up securities during the restricted period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with the establishment of such Rule 10b5-1 Trading Plans; and (e) the sale of lock-up securities pursuant to a Rule 10b5-1 trading plan, provided that such plan was established prior to the execution of the lock-up agreement by the lock-up party, and provided further that any filing under Section 16(a) of the Exchange Act that is made in connection with any such sales during the restricted period shall state that such sales have been executed under a Rule 10b5-1 trading plan and shall also state the date such Rule 10b501 trading plan was adopted. J.P. Morgan Securities LLC and William Blair & Company L.L.C., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
Our common stock is listed on Nasdaq under the symbol “GDYN.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.
Other relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and may provide from time to time in the future, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received and may receive customary fees and expenses. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent under our 2022 Credit Agreement. In addition, affiliates of certain underwriters are lenders under our 2022 Credit Agreement. As of September 30, 2024, the Company did not have any outstanding debt under the 2022 Credit Agreement. In connection with their participation in our 2022 Credit Agreement, such affiliates receive customary fees, and to the extent we use any of the net proceeds from this offering to repay borrowings outstanding under our 2022 Credit Agreement, such parties will receive their proportionate share of any amount of our 2022 Credit Agreement that is repaid with the net proceeds of this offering.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

SELLING RESTRICTIONS
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus supplement in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State other than at any time under the following exemptions under the Prospectus Regulation:
A.   to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
B.   to fewer than 150, natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
C.   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in the United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
A.   to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.   to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or C. in any other circumstances falling within Section 86 of the FSMA provided that no such offer of the shares shall require us or any of our representatives to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to prospective investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectus under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectus under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to prospective investors in the Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the Dubai International Financial Centre.
Notice to prospective investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to prospective investors in Australia
This document:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors (“Exempt Investors”) available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to prospective investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to prospective investors in Hong Kong
The shares have not been offered or sold, and will not be offered or sold, in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to prospective investors in Singapore
Each representative has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares , whether directly or indirectly, to any person in Singapore other than:
(i)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(ii)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(iii)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(i)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to prospective investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (the “CMA”) pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to prospective investors in the British Virgin Islands
The shares are not being, and may not be offered, to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (the “BVI Companies”) but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
This prospectus supplement has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010 or the Public Issuers Code of the British Virgin Islands.
Notice to prospective investors in China
This prospectus supplement will not be circulated or distributed in the PRC and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to prospective investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”) and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares have not been listed on any of the securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to prospective investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission, (ii) a holder of a Capital Markets Services Licence, (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction, (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual, (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months, (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months, (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts, (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies), (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010, (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010, and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to prospective investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to prospective investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted, the “South African Companies Act”)) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in Section 96(1) applies:
Section 96(1)(a): the offer, transfer, sale, renunciation or delivery is to:
(i)
persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent,

(ii)
the South African Public Investment Corporation,

(iii)
persons or entities regulated by the Reserve Bank of South Africa,

(iv)
authorised financial service providers under South African law,

(v)
financial institutions recognised as such under South African law,

(vi)
a wholly-owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law), or

(vii)
any combination of the persons in (i) to (vi), or Section 96(1)(b): the total contemplated acquisition cost of the securities, for a single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus supplement should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.
Notice to prospective investors in Israel
In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
ENFORCEABILITY OF CIVIL LIABILITIES
Certain of our directors named in this prospectus reside outside of the United States. A significant portion of the assets of certain of our directors are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US), New York, New York.
EXPERTS
The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statements have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement on Form S-3 with the SEC relating to the offering of these securities. This prospectus supplement forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.
We are subject to the informational and periodic reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at “http://www.sec.gov.”
This prospectus supplement and the prospectus are part of an automatic “shelf” registration statement on Form S-3 that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities that we are offering. Forms of any documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated by reference in this prospectus. Statements in this prospectus supplement and the prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement and the accompanying prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC.
•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 29, 2024;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 2, 2024, August 1, 2024 and October 31, 2024, respectively;

•
our Current Report on Form 8-K filed with the SEC on October 24, 2024; and

•
the description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-38685), filed with the SEC on October 3, 2018, and any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K, filed with the SEC on February 29, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and the accompanying prospectus and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
Grid Dynamics Holdings, Inc.
5000 Executive Parkway, Suite 520
San Ramon, CA 94583
Attn: Investor Relations
(650) 523-5000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS
Grid Dynamics Holdings, Inc.
Common Stock
We may offer from time to time the securities described in this prospectus.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “GDYN.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
Investing in our securities involves risks. Please carefully read the information under the headings “Risk Factors” on page 4 of this prospectus and “Item 1A — Risk Factors” of our most recent report on Form 10-K or Form 10-Q that are incorporated by reference into this prospectus before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 12, 2024

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus or through a free writing prospectus. If there is any inconsistency between information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information in the prospectus supplement or free writing prospectus. Before you invest in our securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”
We have not authorized anyone to provide you with information that is different from that contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
Unless the context indicates otherwise, references to “Grid Dynamics Holdings, Inc.,” “Grid Dynamics,” “we,” “our” and “us” refer, collectively, to Grid Dynamics Holdings, Inc., a Delaware corporation, and its subsidiaries taken as a whole.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.
We are subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at “http://www.sec.gov.”
This prospectus and any prospectus supplement is part of an automatic “shelf” registration statement on Form S-3 that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities that we are offering. Forms of any documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated by reference in this prospectus. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.
INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC.
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Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 29, 2024.

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 2, 2024, August 1, 2024 and October 31, 2024, respectively.

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Our Current Report on Form 8-K filed with the SEC on October 24, 2024.

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The description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-38685), filed with the SEC on October 3, 2018, and any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K, filed with the SEC on February 29, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
Grid Dynamics Holdings, Inc.
5000 Executive Parkway, Suite 520
San Ramon, CA, California 94583
Attn: Investor Relations
(650) 523-5000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Grid Dynamics is a leading provider of technology consulting, platform and product engineering, and advanced analytics services. As a forefront provider of technology consulting, platform and product engineering services, and bespoke software development, we draw from over 7 years of leadership in enterprise artificial intelligence (“AI”), coupled with profound expertise in cloud, data, and advanced analytics. Our commitment to engineering excellence, R&D leadership, a co-innovation ethos, globally efficient “Follow-the-Sun” delivery model, and an unwavering “whatever it takes” dedication to client success, empowers us to solve even the most complex enterprise challenges, ensuring profitable business outcomes and future-proof growth.
Established in 2006 and headquartered in Silicon Valley, Grid Dynamics partners with clients ranging from innovative start-ups to the largest companies in the world. Grid Dynamics believes the key to its success is a culture encouraging an unwavering “whatever it takes” dedication that puts client success over contract terms, products over projects, and real business results over pure technical innovation. With our proprietary processes optimized for innovation, emphasis on talent development, and technical expertise, Grid Dynamics is well-positioned for continued success.
Our principal executive offices are located at 5000 Executive Pkwy Suite 520, San Ramon, CA 94583, and our telephone number is (650) 523-5000.
Our website address is www.griddynamics.com. The information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our common stock.

RISK FACTORS
An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the section of the applicable prospectus supplement titled “Risk Factors,” together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Part I — Item 1A — Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II — Item 1A — Risk Factors” in our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

FORWARD-LOOKING STATEMENTS
This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS
Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF COMMON STOCK
This section describes the general terms and provisions of our common stock. For more detailed information, you should refer to our second amended and restated certificate of incorporation (our “certificate of incorporation”), our amended and restated bylaws (our “bylaws”) and the description of our common stock, each incorporated by reference into the registration statement of which this prospectus forms a part, and filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024.
Common Stock
We are authorized to issue up to 110,000,000 shares of common stock, $0.0001 par value per share.
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting are able to elect all of the directors.
Dividend Rights
Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of our preferred stock have been satisfied, as may be established by our board of directors.
Preemptive or Other Rights
Our stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.
Election of Directors
Our certificate of incorporation provides for our board of directors to be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the election of all directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Certain Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation, and our Bylaws
Our certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person will be able to gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.
Our certificate of incorporation does not provide for any action required or permitted to be taken by stockholders to be effected by written consent. Our certificate of incorporation provides that directors may be removed prior to the expiration of their terms by stockholders only for cause and upon the affirmative vote of at least a majority of the voting power of all outstanding common stock.

Our certificate of incorporation requires that changes or amendments to the certificate of incorporation or the bylaws must be approved by at least a majority of the voting power of the then-outstanding common stock.
Our certificate of incorporation does not provide for cumulative voting in the election of directors. Instead, our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances. Our advance notice procedures include requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.
Our certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors, and stockholders are specifically denied the right to call special meetings.
Our certificate of incorporation provides that stockholders seeking to bring business before any meeting of stockholders or to nominate candidates for election as directors at any meeting of stockholders must provide advance notice as provided in our bylaws. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum
Our bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following (except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction):
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any derivative action or proceeding brought on our behalf;

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any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers or other employees to us or our stockholders;

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any action arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation or bylaws;

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any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; and

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any other action asserting a claim that is governed by the internal affairs doctrine shall be in a state or federal court located within the State of Delaware.

However, notwithstanding the exclusive forum provisions, our bylaws explicitly state that they would not preclude the filing of claims brought to enforce any liability or duty created under federal securities laws, including the Exchange Act or the Securities Act.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.
In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Registration Rights Agreement
We are party to an amended and restated registration rights agreement with ChaSerg Technology Sponsor LLC (the “Sponsor”) and certain other holders party thereto (the “Existing Holders”) (as amended and restated, the “Registration Rights Agreement”). Under the Registration Rights Agreement, we were required to register for resale our common stock issuable for (i) shares of common stock held by any Existing Holders immediately following the closing of the business combination in March 2020, (ii) any of the 640,000 units issued in private placement transactions by us in October 2018 and (iii) any other equity securities of ours issued or issuable with respect to any securities referenced in clauses (i) and (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, “Registrable Securities”).
The holders of a majority-in-interest of the Registrable Securities held by the Existing Holders and any of their permitted transferees were entitled to demand that we register the resale of such securities; provided, however, that we are not required to effect an underwritten offering for any resale of Registrable Securities on a Registration Statement on Form S-3 unless such underwritten offering is reasonably expected to result in gross proceeds in excess of $10 million.
The Existing Holders and their permitted transferees also have certain “piggy-back” registration rights with respect to registration statements and rights to require us to register for resale such securities. We will bear the expenses incurred in connection with the filing of any such registration statements.
Stockholders’ Agreement
On November 13, 2019, ChaSerg Technology Acquisition Corp., the Sponsor, Benhamou Global Ventures, GDB International Investment Limited, GDD International Holding Company, Leonard Livschitz, Victoria Livschitz and Automated Systems Holdings Limited (“ASL”) (together with any individuals or entities that are signatories thereto or become party to the agreement, the “Voting Parties”) entered into a Stockholders’ Agreement, pursuant to which, among other things, the Voting Parties agreed (i) to take all necessary action to cause our board of directors to be comprised of eight directors, (ii) subject to certain share ownership thresholds, to grant each of ASL and the Sponsor rights to designate two directors for election to our board of directors (and the Voting Parties will vote in favor of such designees), (iii) to designate our chief executive officer for election to our board of directors, and (iv) to designate three unaffiliated designates for election to our board of directors.
Listing
Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “GDYN.”
Transfer Agent
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
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through underwriters or dealers;

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through agents;

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directly to one or more purchasers; or

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through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

5,000,000 Shares
Common Stock
Prospectus supplement
Joint book-running managers
J.P. MorganWilliam BlairTD Cowen
Co-manager
Needham & Company
           , 2024